UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010

QSGI INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32620 (Commission File Number)	13-2599131 (IRS Employer Identification Number)
400 Royal Palm Way, Palm Beach, FL 33480 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (561) 629-5713

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a)
On August 11, 2010, Action by Consent in Writing of the Board of Directors increased the membership of the Board of Directors from one (1) person to five (5) persons by the appointment of Benee Scola, William J. Barbera, David J. Meynarez and David K. Waldman as Directors of the Company.

Ms. Benee Scola is the president and founder of Benee Scola and Company, realtors in Harvey Cedars, Long Beach Island, NJ.  Her company was established in 1995 and is the consistent leader in the market it serves and represents high net worth individuals.  Since 1987, she has been a top producing real estate broker in Long Beach Island, NJ and is a successful real estate investor.  In October, 2009, her company was the presenting sponsor of the ANNIKA Foundations first fund raising golf tournament in Bedminster, NJ.  She was a Board of Trustee member in 2007 and 2008 for the non-profit Long Beach Island Foundation for the Arts and Sciences in Loveladies, NJ, headed the Foundation’s marketing and membership committees and was elected to serve as an executive board member.  She also was elected and served on the Borough Council of Surf City, NJ.  There is no family relationship between Ms. Scola and any other officer or director of the Company and her company is not a parent, subsidiary, or other affiliate of the Company.

Mr. William J. Barbera is a CPA, licensed in Pennsylvania, who founded his firm, Barbera & Associates, PC and has been in public practice for 20 years.  He is a graduate of St. Joseph’s University in Philadelphia, Pa. and was a Board member of Access Services, a $ 24M nonprofit organization, helping mentally and physically handicapped for 6 years and was a member of their Audit committee.  He has a diversified career in both corporate management and public practice.  He enjoys helping small business entrepreneurs with their start-up phase and then providing the business counsel that helps them grow their businesses.  His clients range from start-up to $ 20M in sales.  In addition to accounting services; he specializes in tax strategies, planning and preparation.  His clients include manufactures, service providers, medical & dental practices, professional athletes and many other corporate and personal clients.  There is no family relationship between Mr. Barbara and any other officer or director of the Company and his company is not a parent, subsidiary, or other affiliate of the Company.

Mr. David J. Meynarez is a CPA, and has served as Chief Financial Officer of KruseCom, LLC since 2009.  Over the past 15 years, he has held a variety of accounting, financial and operational positions in both large multibillion dollar publicly traded companies as well as small entrepreneurial startups, participated in numerous M&A transactions from due diligence to integration and capital expansion projects for capacity increases and cost mitigation, worked with and helped implement large ERP and small accounting packages and worked at companies in technology, heavy building materials and energy industries.  He started his career in public accounting at Deloitte and Touche and earned both a bachelors and masters degree in accounting from Florida Atlantic University.   There is no family relationship between Mr. Meynarez and any other officer or director of the Company.

Mr. David K. Waldman is the president and founder of Crescendo Communications, LLC, a leading NYC based investor relations firm.  He has a long and successful track record working with publicly traded companies of all sizes and across a wide range of industries, including telecommunications, technology, industrial, financial, medical, and business services.  He has built a reputation as a leading expert on communications best practices and has developed an extensive network on Wall Street.  He has provided communications counsel to senior members of management across a wide range of issues, including M&A, management changes, earnings surprises, crisis communications, Reg-FD disclosure, etc.  Prior to founding Crescendo Communications, Mr. Waldman served as vice president at a leading New York City based investor relations firm, as well as two other premier investor relations firms.  Mr. Waldman also brings in-house IR experience having handled the investor relations for a multi-billion dollar satellite telecommunications company.  He has a B.S. in Communications and Political Science from Northwestern University.   There is no family relationship between Mr. Waldman and any other officer or director of the Company and his company is not a parent, subsidiary, or other affiliate of the Company.

The following exhibit is being filed or furnished with this report:

Exhibit
99.1
 Text of the “Action by Unanimous Consent of Directors” dated August 11, 2010, expanding the membership of the Board of Directors to five (5) members and appointing Benee Scola, William J. Barbera, David J. Meynarez and David K. Waldman as Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QSGI INC

Date: August 11, 2010	By:	/S/ Marc Sherman
Marc Sherman
Chairman of the Board